MACKENZIE REALTY CAPITAL, INC.

ARTICLES SUPPLEMENTARY

ESTABLISHING AND FIXING THE RIGHTS AND PREFERENCES OF

SERIES C PREFERRED STOCK

MacKenzie Realty Capital, Inc. a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The charter of the Corporation (the “Charter”) authorizes the issuance of 20,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”), issuable from time to time in one or more classes or series, and authorizes the Board of Directors (as defined below) to classify or reclassify any unissued shares from time to time by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications, or terms or conditions of redemption of such unissued shares.

SECOND: Pursuant to the authority expressly vested in the Board of Directors of the Corporation (the “Board of Directors”) by Article VI of the Charter and Section 2-208(b) of the Maryland General Corporation Law (the “MGCL”), the Board of Directors, by duly adopted resolutions, has classified and designated 2,000,000 of the authorized but unissued shares of Preferred Stock, as shares of a separate class of Preferred Stock, designated as “Series C Preferred Stock,” with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as follows, which, upon any restatement of the Charter, shall be made a part of the Charter (or any successor provision thereto) with any necessary or appropriate changes to the enumeration or lettering of sections or subsections thereof:

Series C Preferred Stock

(1)  Designation and Number. A series of Preferred Stock, designated as the “Series C Preferred Stock” (the “Series C Preferred Stock”), is hereby established. The par value of the Series C Preferred Stock is $0.0001 per share. The number of shares of Series C Preferred Stock is 2,000,000. The designations, powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions, of the Series C Preferred Stock shall be subject in all cases to the provisions of Article VII of the Charter regarding limitations on ownership and transfer of the Corporation’s equity securities.

(2)  Definitions. For purposes of the Series C Preferred Stock, the following terms shall have the respective meanings indicated below.

(a) Acquisition Date.  The term “Acquisition Date” shall have the meaning as provided in Section 9 herein.
(b) Business Day. The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of Maryland are required to close.
(c) Common Stock.  The term “Common Stock” shall mean the common stock, par value $0.0001 per share, of the Corporation.
(d) Conversion Amount.  The term “Conversion Amount” shall have the meaning as provided in Section 8 herein.
(e) Conversion Date.  The term “Conversion Date” shall have the meaning as provided in Section 8 herein.
(f) Conversion Notice.  The term “Conversion Notice” shall have the meaning as provided in Section 8 herein.
(g) Conversion Right.  The term “Conversion Right” shall have the meaning as provided in Section 8 herein.

(h) Dividend Payment Date. The term “Dividend Payment Date” shall have the meaning as provided in Section 4 herein.
(i) Dividend Period. The term “Dividend Period” shall mean the respective period commencing on and including the first day of each fiscal quarter of the Corporation and ending on and including the day preceding the first day of the next succeeding Dividend Period (other than the initial Dividend Period and the Dividend Period during which any shares of Series C Preferred Stock shall be redeemed or otherwise acquired by the Corporation).
(j) Dividend Record Date. The term “Dividend Record Date” shall have the meaning as provided in Section 4 herein.
(k) Early Redemption Period. The term “Early Redemption Period” shall mean any time on or after January 1, 2027.
(l) Junior Stock. The term “Junior Stock” shall have the meaning as provided in Section 3 herein.
(m) Parity Stock. The term “Parity Stock” shall have the meaning as provided in Section 3 herein.
(n) Purchase Price. The term “Purchase Price” shall have the meaning as provided in Section 5 herein.
(o) Special Redemption Event. The term “Special Redemption Event” shall mean the date upon which the shares of Common Stock are listed for trading on a national securities exchange with at least three market makers or a New York Stock Exchange specialist.
(p) Senior Stock. The term “Senior Stock” shall have the meaning as provided in Section 3 herein.
(q) Series A Preferred Stock. The term “Series A Preferred Stock” shall mean the Series A Preferred Stock, par value $0.0001 per share, of the Corporation.
(r) Series B Preferred Stock. The term “Series B Preferred Stock” shall mean the Series B Preferred Stock, par value $0.0001 per share, of the Corporation.
(s) Series C Preferred Stock. The term “Series C Preferred Stock” shall have the meaning as provided in Section 1 herein.

(3)   Ranking. The Series C Preferred Stock shall, with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, rank: (a) senior to all classes or series of Common Stock and to any other class or series of stock of the Corporation issues in the future, unless the terms of such stock expressly provide that it ranks senior to, or on parity with, the Series C Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (together with the Common Stock, the “Junior Stock”); (b) on a parity with any class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series C Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Parity Stock”); and (c) junior to the Series A Preferred Stock, the Series B Preferred Stock (except with respect to the Accrued Dividend pursuant to the terms of the Series B Preferred Stock) and any class or series of stock of the Corporation which rank senior to the Series C Preferred Stock with respect to priority of payment of dividends and other distributions or rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation (the “Senior Stock”).

(4)  Dividends.

(a) Subject to the preferential rights of the holders of Senior Stock to the Series C Preferred Stock as to dividends, holders of the then outstanding shares of Series C Preferred Stock shall be entitled to receive, when and as authorized by the Board of Directors and declared by the Corporation, out of funds legally available for the payment of dividends, cash dividends at the rate of 9.0% per annum of $25.00 per share (equivalent to a fixed annual rate of $2.25 per share). The dividends on each share of Series C Preferred Stock shall be cumulative from the first date on which such share of Series C Preferred Stock is issued or the end of the most recent Dividend Period for which dividends on the Series C Preferred Stock (including such share) have been aggregated and paid and shall be payable quarterly in arrears on or before the fifteenth day of the month following the last day of the applicable quarter, or, if not a Business Day, the next succeeding Business Day (each, a “Dividend Payment Date”). Dividends shall be payable to holders of record as they appear in the stock records of the Corporation at the close of business on the applicable record date or dates, which shall be the 15th day of the calendar month in the quarter preceding the applicable Dividend Payment Date or such other date or dates designated by the Board of Directors for the determination of the holders of Series C Preferred Stock entitled to receive dividends (each, a “Dividend Record Date”).

(b) No dividends on the Series C Preferred Stock shall be authorized by the Board of Directors or declared and paid or declared and set apart for payment by the Corporation at such time as the terms and provisions of any agreement of the Corporation, including any agreement relating to its indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof, or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding the foregoing Section 4(b), dividends on the Series C Preferred Stock shall accrue whether or not the Corporation has earnings, whether there are funds legally available for the payment of such dividends and whether or not such dividends are authorized by the Board of Directors or declared by the Corporation. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Stock which may be in arrears. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Stock and the shares of any class or series of Parity Stock, all dividends declared upon the Series C Preferred Stock and any class or series of Parity Stock shall be declared pro rata so that the amount of dividends declared per share of Series C Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the Series C Preferred Stock and such class or series of Parity Stock (which shall not include any accrual in respect of unpaid dividends for prior dividend periods if such Parity Stock does not have a cumulative dividend) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series C Preferred Stock have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment (for purposes of these Articles Supplementary, “set apart for payment” shall mean the Corporation has determined it has sufficient cash available to pay such declared dividends) for all past Dividend Periods that have ended, no dividends (other than a dividend in shares of Junior Stock or in options, warrants or rights to subscribe for or purchase any such shares of Junior Stock) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Stock or the Parity Stock, nor shall any shares of Junior Stock or Parity Stock be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such shares) by the Corporation (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Junior Stock or Parity Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Parity Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock). Holders of shares of the Series C Preferred Stock shall not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series C Preferred Stock as provided above. Any dividend payment made on shares of the Series C Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable. Accrued but unpaid dividends on the Series C Preferred Stock shall accrue as of the Dividend Payment Date on which they first become payable.

(5)  Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of shares of Series C Preferred Stock are entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, after payment of or provision for the Corporation’s debts and other liabilities and subject to the preferential rights of the holders of any class or series of stock of the Corporation ranking senior to the Series C Preferred Stock with respect to rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation, a liquidation preference of $25.00 per share (the “Purchase Price”), plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of Junior Stock. If the assets of the Corporation legally available for distribution to stockholders are insufficient to pay in full the liquidation preference on the Series C Preferred Stock and the liquidation preference on the shares of any class or series of Parity Stock, all assets distributed to the holders of the Series C Preferred Stock and any class or series of Parity Stock shall be distributed pro rata so that the amount of assets distributed per share of Series C Preferred Stock and such class or series of Parity Stock shall in all cases bear to each other the same ratio that the liquidation preference per share on the Series C Preferred Stock and such class or series of Parity Stock bear to each other. After payment of the full amount of the liquidation distributions to which they are entitled, the holders of Series C Preferred Stock shall have no right or claim to any of the remaining assets of the Corporation. The consolidation or merger of the Corporation with or into another entity, a merger of another entity with or into the Corporation, a statutory share exchange by the Corporation or a sale, lease, transfer or conveyance of all or substantially all of the Corporation’s property or business shall not be deemed to constitute a liquidation, dissolution or winding up of the Corporation. In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise is permitted under the Maryland General Corporation Law, no effect shall be given to amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Stock.

(6)  Optional Redemption.

(a) The Corporation may, at its option during the Early Redemption Period, redeem shares of Series C Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date. Notwithstanding the foregoing, in the event of a redemption of shares of Series C Preferred Stock after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares called for redemption shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.  For the avoidance of doubt, the provisions of this Section 6 shall in no way modify or limit the terms of any purchase of shares of Series C Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes.

(b) The Early Redemption Date shall be selected by the Corporation and shall be not less than 15 nor more than 60 days after the date on which the Corporation sends notice of the redemption. Such notice shall be sent by first class mail, postage pre-paid, to each record holder of the Series C Preferred Stock at the respective mailing addresses of such holders as the same shall appear on the stock transfer records of the Corporation and shall state: (i) the redemption date; (ii) the redemption price payable on the redemption date, including, without limitation, a statement as to whether or not accrued and unpaid dividends shall be payable as part of the redemption price or payable on the next Dividend Payment Date to the record holder at the close of business on the relevant Dividend Record Date as described above; and (iii) that dividends on the shares to be redeemed shall cease to accrue on such redemption date. If less than all of the shares of Series C Preferred Stock held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of shares of Series C Preferred Stock held by such holder to be redeemed. No failure to give such notice or any defect therein or in the mailing thereof shall affect the validity of the proceedings for the redemption of any shares of Series C Preferred Stock except as to the holder to whom notice was defective or not given.

(c) If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, the Corporation shall redeem those shares pro rata unless the Board of Directors elects to provide the holders of such shares a “first come, first serve” redemption option.

(d) If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required.

(e) Unless full cumulative dividends on the Series C Preferred Stock for all past Dividend Periods that have ended shall have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment, no shares of Series C Preferred Stock shall be redeemed unless all outstanding shares of Series C Preferred Stock are simultaneously redeemed, and the Corporation shall not purchase or otherwise acquire directly or indirectly any shares of Series C Preferred Stock (except (i) by conversion into or exchange for Junior Stock, (ii) the purchase of shares of Series C Preferred Stock pursuant to the Charter to the extent necessary to preserve the Corporation’s qualification as a REIT for federal income tax purposes or (iii) the purchase or other acquisition of shares of Series C Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series C Preferred Stock).

(7)  Redemption Upon Special Redemption Event.

(a) In connection with a Special Redemption Event, the Corporation may, at its option, elect to redeem the outstanding shares of Series C Preferred Stock, in whole or from time to time in part, for cash at a redemption price per share equal to the Purchase Price plus an amount equal to all accrued and unpaid dividends thereon to, and including, the redemption date.

(b) If the funds necessary for the redemption of Series C Preferred Stock pursuant to this Section 7 have been set apart by the Corporation for the benefit of the holders of any shares of Series C Preferred Stock to be redeemed, then, from and after the redemption date, dividends shall cease to accrue on such shares of Series C Preferred Stock, such shares of Series C Preferred Stock shall be redeemed in accordance with the notice and shall no longer be deemed outstanding and all rights of the holders of such shares of Series C Preferred Stock shall terminate, except the right to receive the redemption price payable upon such redemption without interest thereon. No further action on the part of the holders of such shares shall be required. Notwithstanding anything to the contrary set forth above, in the event of a redemption of shares of Series C Preferred Stock pursuant to this Section 7 after a Dividend Record Date and on or prior to the related Dividend Payment Date, the dividend payable on such Dividend Payment Date in respect of such shares to be redeemed shall be payable on such Dividend Payment Date to the holders of record at the close of business on such Dividend Record Date and shall not be payable as part of the redemption price for such shares.

(8) Conversion.

(a) Subject to and upon receipt of a notice of redemption from the Corporation that it intends to redeem the Series C Preferred Stock pursuant to Section 6, a holder of any share or shares of Series C Preferred Stock shall have the right, at its option, to convert all or any portion of such holder’s outstanding Series C Preferred Stock (the “Conversion Right”), subject to the conditions described below, into the number of fully paid and non-assessable shares of Common Stock as follows: each holder of Series C Preferred Stock shall be entitled to elect to receive in lieu of the Purchase Price plus all accrued and unpaid dividends (the “Conversion Amount”), the number of shares of Common Stock equal to the Conversion Amount divided by $10.25. Such holder shall surrender to the Corporation such shares of Series C Preferred Stock to be converted in accordance with the provisions in paragraph (b) of this Section 8.

(b) (i) To exercise the Conversion Right as set forth in Section 8(a), a holder of the Series C Preferred Stock must provide to the Corporation at its principal office or at the office of the transfer agent of the Corporation, as may be designated by the Board of Directors, a written notice stating that the holder of Series C Preferred Stock elects to convert all or a specified whole number of those shares in accordance with this Section 8(b) and specifying the name or names in which the holder wishes the shares of Common Stock to be issued (“Conversion Notice”).  Such Conversion Notice must be received by the Corporation no later than one Business Day prior to the redemption date to be effective.  In case the notice specifies that the shares of Common Stock are to be issued in a name or names other than that of the holder of Series C Preferred Stock, the notice shall be accompanied by payment of all transfer taxes payable upon the issuance of shares of Common Stock in that name or names. Other than those transfer taxes payable pursuant to the preceding sentence, the Corporation shall pay any documentary, stamp or similar issue or transfer taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of the shares of Series C Preferred Stock.

(ii) As promptly as practicable after the receipt of the Conversion Notice in accordance with Section 8(b)(i)and payment of all required transfer taxes, if any, or the demonstration to the Corporation’s satisfaction that those taxes have been paid, the Corporation shall issue and shall deliver or cause to be issued and delivered to such holder, or to such other person on such holder’s written order, (a) confirmation of the issuance of the number of validly issued, fully paid and non-assessable full shares of Common Stock to which the holder of the Series C Preferred Stock being converted, or the holder’s transferee, shall be entitled and (b) any fractional interest in respect of a share of Common Stock arising upon such conversion shall be settled in cash.

(iii) Each conversion shall be deemed to have been made at the close of business on the date of giving the Conversion Notice in accordance with Section 8(b)(i) regarding the shares of the Series C Preferred Stock to be converted (the “Conversion Date”) so that the rights of the holder thereof as to the Series C Preferred Stock being converted shall cease except for the right to receive the number of fully paid and non-assessable shares of Common Stock at the Conversion Rate, and, if applicable, the person entitled to receive shares of Common Stock shall be treated for all purposes as having become the record holder of those shares of Common Stock at that time.

(9)  Repurchase.

(a)  Upon the written request of a holder of shares of Series C Preferred Stock, the Corporation may, at the sole discretion of the Board of Directors, repurchase the Series C Preferred Shares held by such stockholder as follows:
(i)
Beginning on the day a holder acquires their shares of Series C Preferred Stock (the “Acquisition Date”) and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(i) will be equal to 88% of the Purchase Price for the Series C Preferred Stock (or $22 per share);

(ii)
Beginning on the first anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(ii) will be equal to 91% of the Purchase Price for the Series C Preferred Stock (or $22.75 per share);

(iii)
Beginning on the second anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(iii) will be equal to 94% of the Purchase Price for the Series C Preferred Stock (or $23.50 per share);

(iv)
Beginning on the third anniversary of the Acquisition Date and continuing for a one-year period, the purchase price for any shares repurchased pursuant to this Section 9(iv) will be equal to 97% of the Purchase Price for the Series C Preferred Stock (or $24.25 per share); and

(v)
Beginning on the fourth anniversary of the Acquisition Date and thereafter, the purchase price for any shares repurchased pursuant to this Section 9(v) will be equal to 100% of the Purchase Price for the Series C Preferred Stock (or $25.00 per share).

(b) Notwithstanding the above and subject to the sole discretion of the Board of Directors, in the case of the death or complete disability of a holder of Series C Preferred (but not for general redemption requests), for the period beginning on the second anniversary of the Acquisition Date and thereafter, the purchase price for any shares of Series C Preferred Stock repurchased pursuant to this Section 9(b) will be equal to 100% of the Purchase Price for the Series C Preferred Stock (or $25.00 per share).

(c) Further, a holder of Series C Preferred Stock may request that any repurchase be funded with shares of Common Stock pursuant to the terms of the Conversion Right. That is, if pursuant to the above, the holder requests repurchase, such repurchase may be paid, at the holder’s request, in shares of Common Stock at a price of $10.25 per share, subject to availability of an exemption from registration under the Securities Act of 1933, as amended, or an effective registration statement.

(d) Notwithstanding the above, if at the time a holder requests repurchase pursuant to Section 9(a) the Corporation is listed on a national securities exchange or an over-the-counter market as reported by OTC Markets Group, Inc. or another similar organization, the Corporation may, in its sole discretion, elect to pay such repurchase (i) in cash pursuant to Section 9(a)(i)-(v) or (ii) in shares of Common Stock based on the volume weighted average price per share of Common Stock for the twenty (20) trading days prior to the repurchase date, less a 5% discount to account for trading costs.

(10) Voting Rights.

(a) Holders of Series C Preferred Stock will not have any voting rights, except as set forth in this Section 10.

(b) So long as any shares of Series C Preferred Stock remain outstanding, the Corporation shall not, without, in addition to any other vote or consent of stockholders required by the Charter, the affirmative vote of the holders of at least a majority of the outstanding shares of Series C Preferred Stock: (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of Shares (other than the shares of Series A Preferred Stock, Series B Preferred Stock and any other class or series of stock of the Corporation, the terms of which expressly provide that it ranks on a parity with the Series A Preferred Stock or Series B Preferred Stock with respect to priority of payment of dividends and other distributions and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Corporation) expressly designated ranking senior to the Series C Preferred Stock with respect to payment of dividends or the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, or reclassify any authorized shares of Shares into any such shares, or create, authorize or issue any obligations or security exchangeable or convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Charter (including these Articles Supplementary), whether by merger, consolidation, transfer or conveyance of substantially all of the Corporation’s assets or otherwise, in each case in such a way that would materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Stock; provided, however, that with respect to the occurrence of a merger, consolidation, transfer or conveyance of substantially all our assets, so long as (a) the Series C Preferred Stock remains outstanding with the terms thereof materially unchanged (taking into account that the Corporation may not be the surviving entity), or (b) the holders of the Series C Preferred Stock receive equity securities with rights, preferences, privileges and voting powers substantially the same as those of the Series C Preferred Stock, then the occurrence of any such event shall not be deemed to materially and adversely affect the rights, privileges or voting powers of the holders of the Series C Preferred Stock.  The holders of Series C Preferred Stock shall have exclusive voting rights on any Charter amendment that would alter the contract rights, as expressly set forth in the Charter, of only the Series C Preferred Stock.

(11)  Status of Redeemed Series C Preferred Stock. All shares of Series C Preferred Stock redeemed or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued Preferred Stock, without designation as to class or series.

(12)  Assignability. The Corporation shall have the right, at any time, to assign the obligations of the Series C Preferred Stock to a separate corporation provided that such corporation becomes the successor in interest to the Corporation.

THIRD: The shares of Series C Preferred Stock have been classified and designated by the Board of Directors under the authority contained in Article VI of the Charter.

FOURTH: These Articles Supplementary shall become effective at the time the SDAT accepts these Articles Supplementary for record.

FIFTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

SIXTH: The undersigned President and Chief Executive Officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President and Chief Executive Officer of the Corporation acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this __ day of June, 2025.

MACKENZIE REALTY CAPITAL, INC.

By:
Name:	Robert Dixon
Title:	President and Chief Executive Officer

ATTEST:

Name: Chip Patterson
Title: Secretary